EXHIBIT 99.1

FDA Grants End of Phase 2 Meeting to Discuss Phase 3 Requirements for Oral Proellex® in the Treatment of Uterine Fibroids

THE WOODLANDS, Texas, Jan. 30, 2017 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced the FDA has granted an “end of Phase 2” meeting to discuss the Phase 3 requirements to demonstrate both efficacy and safety for the development of Proellex® (telapristone acetate) for the treatment of uterine fibroids. The meeting is scheduled to occur before the end of April 2017.

In the Phase 2 study, leading up to the meeting request, Proellex® successfully induced amenorrhea (cessation of menses) in greater than 90% (LOCF, p-value <0.0001 pooled 6 and 12 mg doses compared to placebo) of subjects after two 18 week treatment cycles separated by an off drug interval to allow for menstruation. Subject’s improvement in the Uterine Fibroid Symptom Severity Score from the UFSQOL questionnaire was statistically better for those treated with Proellex® (LOCF, p = 0.0038).

The study was conducted in the US with the average age of study participants >40 years of age, with a body mass index >30 and over 90% of the subjects were African American. African American women are 3 times more likely to develop symptomatic fibroids and much earlier in life than Caucasians.

The drug was generally well tolerated.

About Repros Therapeutics Inc.®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Forward-Looking Statements

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” “plan,” “seek,” “could,” “can,” “should” or similar expressions. These statements are based on assumptions that the Company has made in light of the Company’s experience in the industry, as well as the Company’s perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances. Forward-looking statements include, but are not limited to, those relating to ongoing and future clinical studies and the timing and results thereof, the Company’s plans to communicate with the FDA, possible submission of one or more NDAs and the commercial potential of Proellex®, risks relating to the Company’s ability to protect its intellectual property rights and such other risks as are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company’s website at http://www.reprosrx.com.

CONTACT:
Investor Relations:
Thomas Hoffmann
The Trout Group
(646) 378-2931
thoffmann@troutgroup.com